Exhibit 99.1

For Immediate Release:	For more information contact:
April 20, 2012	James M. La Neve, Chief Financial Officer
765 – 807 – 2640

Chromcraft Revington, Inc. Reports Fourth Quarter and Full Year Results

Fourth Quarter Net Loss Reduced 90% on 8% Sales Gain

West Lafayette, Indiana, April 20, 2012 – Chromcraft Revington, Inc. (NYSE Amex: CRC) today reported its results for the fourth quarter and year ended December 31, 2011.  Sales for the fourth quarter of 2011 were $15.7 million or 19.0% higher than the prior quarter and 8.2% higher than the same period last year. The net loss for the fourth quarter of 2011 was $255,000, which was 75.5% lower than the prior quarter, marking the fourth consecutive quarter of reduced losses, and 90.5% lower than the loss in the same period in 2010.

Our improved operating results in the fourth quarter as compared to the third quarter of 2011 were primarily due to increased sales, a favorable product sales mix and lower selling, general and administrative expenses.  Residential furniture shipments in the fourth quarter of 2011 were higher than the third quarter of 2011 primarily due to shipments of a new home entertainment product line which began shipping in the fourth quarter and increased sales of occasional and dining room furniture.  Commercial sales increased in the fourth quarter of 2011 as compared to the prior quarter primarily due to increased sales of seating and table products.  Despite the increases in residential sales in the fourth quarter, entering 2012 we continue to face the challenges resulting from weak consumer demand for residential furniture in our product categories and price segment, which we believe is consistent with industry trends; the continuing economic downturn which reflects the ongoing labor and housing market struggles and high consumer debt levels; and import competition.

Our sales increase of 8.2% for the three months ended December 31, 2011 as compared to the same period in 2010 was primarily due to higher shipments of commercial seating and sales of the new home entertainment product line.

Sales for the year ended December 31, 2011 were $55.3 million, a 1.8% decrease from the prior year.  Shipments of residential furniture in 2011 were lower than 2010 primarily due to lower sales of occasional furniture, and to a lesser extent dining room furniture, partially offset by higher sales of bedroom furniture due to the introduction of a new bedroom line that began shipping in the second quarter of 2011.  Commercial furniture shipments were higher in 2011 as compared to the prior year due to an increase in shipments of seating products to government agencies, higher education institutions and the health care industry.

The net loss for 2011 was $4.4 million, or 37.3% lower than 2010.  The reduced loss for both the fourth quarter of 2011 and the year ended December 31, 2011 compared to the same periods in 2010 was primarily due to a reduction in selling, general and administrative expenses and a favorable product sales mix.  The reduction in selling, general and administrative expenses in 2011 resulted primarily from lower marketing-related expenses in 2011; charges in 2010 for a fourth quarter asset impairment related to an information technology system which we determined was not recoverable and payments made to former sales executives for unearned commissions which were payable under their employment agreements; and a reversal in the fourth quarter of 2011 of an accrual for estimated environmental costs related to land that we sold in December 2011.

Excluding receipt of a tax refund of $6.6 million in 2010, we used $1.0 million less cash in operating activities in 2011 as compared to 2010, primarily due to a reduced cash loss in 2011.  The Company had $0.9 million of net borrowings on its credit facility during 2011, and an outstanding loan balance of $0.9 million at December 31, 2011.

Commenting on these results, Ronald H. Butler, Chairman and Chief Executive Officer, said “Despite the continuing difficult retail operating environment, we are encouraged by our fourth consecutive quarterly reduction in net loss, which represented a 91% improvement over the prior year quarter and the increased sales levels in the fourth quarter compared to both the prior quarter and the same period last year.  These improvements reflect increased order activity and shipments of contract commercial products, cost containment initiatives and reduced selling, general and administrative expenses.  The ongoing difficult operating environment in the residential furniture market will continue to be challenging in 2012.

 We are pleased with our recent acquisition of California-based Executive Office Concepts, Inc. (“EOC”), which will become part of our commercial contract division and its products will be sold under the EOC brand name.  We believe its commercial product lines, especially an extensive health care line, complement our current product line of seating, tables, and waiting area furniture. We plan to operate EOC and offer its branded products to our contract customers, especially those seeking office suites and those in the health care segment. In addition, our commercial product division was awarded a three year vendor contract late in 2011 which took effect on January 1, 2012 with the Premier health care alliance which serves more than 2,500 U.S. hospitals and 80,000-plus other health care sites.  The health care sector continues to grow significantly and we believe this alliance relationship continues to position the commercial line of our Chromcraft division where it needs to be for the future.  In these uncertain economic times, we have diligently focused on our cash flow and balance sheet management along with controlling operating costs to be in line with our revenue base.”

Mr. Butler continued, “In line with this strategy, we refinanced our credit facility on April 20, 2012 and entered into a new two year secured revolving credit facility with Gibraltar Business Capital LLC of up to $5 million based upon eligible accounts receivable of the Company.  We believe this new credit facility provides us with the flexibility and borrowing capacity we need to meet our anticipated cash operating needs.”

Chromcraft Revington® businesses design, manufacture and import residential and commercial furniture marketed primarily in the U.S.  The Company wholesales its residential furniture products under Chromcraft®, Cochrane®, Peters-Revington®, Southern Living®, and CR Kids & Beyond® primary brands.  It sells commercial furniture under the Chromcraft® and Executive Office Concepts brands.  The Company sources furniture from overseas suppliers, with domestic contract specialty facilities, and operates one U.S. manufacturing facility for its commercial furniture and motion based casual dining furniture in Mississippi and a manufacturing facility for office suites and other commercial furniture lines in California.

This release contains forward-looking statements that are based on current expectations and assumptions.  These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as “believe,”  “may,”  “expect,”  “intend,” “plan,” “anticipate,” or words of similar import.  Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected, or anticipated as of the date of this release.

Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions, including the impact of the current recession in the United States and elsewhere; import and domestic competition in the furniture industry; our ability to execute our business strategies; our ability to grow sales and reduce expenses to eliminate our operating losses; the continuation of the recent improvement in the U.S. office furniture market; our ability to sell the right product mix; supply disruptions with products manufactured in China and other Asian countries; continued credit availability under the Company’s credit facility; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; financial viability of our customers and their ability to continue or increase product orders; loss of key management; other factors that generally affect business; and certain risks  set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2011.

The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Condensed Consolidated Statements of Operations (unaudited)
Chromcraft Revington, Inc.
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Sales	$15,738	$14,546	$55,266	$56,269

Cost of sales	12,851	12,858	45,669	47,114

Gross margin	2,887	1,688	9,597	9,155

Selling, general and administrative expenses	3,022	4,302	13,620	15,801

Operating loss	(135)	(2,614)	(4,023)	(6,646)

Interest expense, net	(120)	(74)	(332)	(298)

Net loss	$(255)	$(2,688)	$(4,355)	$(6,944)

Basic and diluted loss per share of common stock	$(.05)	$(.57)	$(.91)	$(1.48)

Shares used in computing basic and diluted loss per share	4,808	4,720	4,775	4,693

Condensed Consolidated Balance Sheets (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	December 31,	December 31,
	2011	2010

Assets

Cash	$-	$4,179
Accounts receivable, less allowance of $150 in 2011 and $300 in 2010	8,581	7,552
Inventories	14,194	14,191
Prepaid expenses and other	745	711
Current assets	23,520	26,633

Property, plant and equipment, net	6,483	7,235
Other assets	819	579

Total assets	$30,822	$34,447

Liabilities and Stockholders' Equity

Revolving credit facility	$901	$-
Accounts payable	3,955	4,144
Accrued liabilities	3,699	3,346
Current liabilities	8,555	7,490

Deferred compensation	327	461
Other long-term liabilities	1,075	1,667
Total liabilities	9,957	9,618

Stockholders' equity	20,865	24,829

Total liabilities and stockholders' equity	$30,822	$34,447

Condensed Consolidated Statements of Cash Flows (unaudited)
Chromcraft Revington, Inc.
(In thousands)

	Twelve Months Ended
	December 31,	December 31,
	2011	2010
Operating Activities
Net loss	$(4,355)	$(6,944)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization expense	763	905
Non-cash share based and ESOP compensation expense	391	191
Provision for doubtful accounts	48	148
Amortization of deferred financing costs	86	50
Non-cash inventory write-downs	200	375
Non-cash asset impairment charges	-	350
Non-cash accretion expense	34	33
(Gain) loss on disposal of assets	12	(5)
Changes in operating assets and liabilities:
Accounts receivable	(1,077)	(39)
Refundable income taxes	-	6,578
Inventories	(203)	(1,272)
Prepaid expenses and other	(34)	279
Accounts payable	(189)	780
Accrued liabilities	353	(559)
Long-term deferred compensation	(134)	(138)
Other long-term liabilities and assets	(750)	3

Cash provided by (used in) operating activities	(4,855)	735

Investing Activities
Capital expenditures	(25)	(197)
Proceeds on disposal of assets	2	5

Cash used in investing activities	(23)	(192)

Financing Activities
Deferred financing costs	(202)	-
Net borrowings on revolving credit facility	901	-

Cash provided by financing activities	699	-

Change in cash	(4,179)	543

Cash at beginning of the period	4,179	3,636

Cash at end of the period	$-	$4,179